Exhibit 10.12

Supplementary Agreement

to

Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd.

Among

Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd.,

Beijing Tongmei Xtal Technology Co., Ltd.

and

AXT, INC.

January 2021

Supplementary Agreement to Capital Increase Agreement

The Supplementary Agreement to the Capital Increase Agreement (hereinafter referred to as the “Supplementary Agreement”) is entered into as of [DD] [MM], 2021 in Beijing by and among:

Party A: Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd.,

Domicile: Room 603, No. 15, Lane 218, Haiji No.6 Road, Nanhui New Town, Pudong New Area, Shanghai

Legal Representative: Zhang Shuheng

Party B: Beijing Tongmei Xtal Technology Co., Ltd. (hereinafter referred to as the “Target Company” or “the Company”)

Domicile: No.4, East Second Street, Industrial Development Zone, Tongzhou District, Beijing, PRC

Legal Representative: Morris Young

Party C: AXT, INC.  (hereinafter referred to as “controlling shareholder”)

Domicile: 4281 TECHNOLOGY DR FREMONT CA 94538

Authorized Representative: Morris Young

(Party A, Party B and Party C are collectively referred to as the “Parties” and individually a “Party” in the Supplementary Agreement, as required by the context)

WHEREAS:

1.	Party A is the investor of the Target Company, a limited partnership duly incorporated and validly existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 603, No. 15, Lane 218, Haiji No.6 Road, Nanhui New Town, Pudong New Area, Shanghai, PRC.

2.

Party B is the Target Company, a limited liability company incorporated and effectively existing pursuant to Chinese laws, with a unified social credit code of 91110000700004889C and a registered capital of RMB 820.960319 million, its registered address is No.4, East Second Street, Industrial Development Zone, Tongzhou District, Beijing, and its legal representative is Morris Young.

3.	Party C is an American company (stock code: AXTI) listed on NASDAQ, with its address at 4281 TECHNOLOGY DR FREMONT CA 94538.
4.

The Parties have entered into the Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. (hereinafter referred to as the Capital Increase Agreement) on [DD] [MM], 2021. Party A consents to subscribe for the corresponding newly-increased registered capital of the Target Company in RMB cash equivalent to USD 90742 (Party A shall make payment in RMB. The specific amount shall be calculated as per the middle price of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Party A makes an investment of RMB 0.600758 million).

To further define the rights and obligations of the Parties in this round of capital increase of the Company, the Parties consent to enter into the Supplementary Agreement, and reach supplementary agreements to the Capital Increase Agreement as below:

ARTICLE 1 DEFINITION AND INTERPRETATION

1.1 Unless otherwise stated herein or otherwise defined in the context, definitions and interpretations in the Supplementary Agreement shall have the same meaning as those in the Capital Increase Agreement.

ARTICLE 2 INDUSTRIAL AND COMMERCIAL CHANGES

2.1 Upon the establishment of employee stock ownership platform, the Target Company shall go through the registration formality of industrial and commercial change regarding Party A’s additional investment for the Target Company within ten working days after Party A finishes the capital increase or accepts the Company’s equity. The formalities must be finished no later than March 31, 2021. Where the Company fails to finish the formalities within the due time, Party B shall notify Party A in written form and both parties can prolong the period appropriately via consultation.

ARTICLE 3 VALUATION OF TARGET COMPANY AND INVESTMENT PROPORTION OF PARTY A

3.1 The Parties agree and acknowledge that, subject to Article 5 (Restructuring of the Target Company) of the Supplementary Agreement, the pre-investment valuation of the Target Company prior to this round of capital increase is USD 624 million. The Target Company plans to attract financing of USD 90742 million from Party A. The after-investment valuation is USD 673 million (including USD 22.5 million corresponding to Haitong capital increase and USD 24 million corresponding to Anxin capital increase, USD 1 million corresponding to Sunrise capital increase and USD 1.409258 million corresponding to equity financing of other two investors ).

3.2 The actual investment of Party A in this round of capital increase is USD 90742 million. Premised on the above valuation in Article 3.1, in light of that fact that the employee stock ownership platform of the Target Company has become a shareholder of the Target Company and Chaoyang Jinmei Gallium Co., Ltd. and the shareholder (s) other than Party C of Beijing Boyu Semiconductor Vessel Craftwork Technology Co., Ltd. have become the shareholders of the Target Company, and without considering other equity financing after this round of capital increase, Party A's equity ratio in the Target Company after this round of capital increase should be no less than 0.0135%.

ARTICLE 4 DELIVERY

4.1 Within five working days from the completion of the change of the industrial and commercial registration of this round of capital increase, the Parties shall complete the delivery mentioned in Article 4.2 of the Supplementary Agreement at the Target Company or other places otherwise consented by the Parties (hereinafter referred to as “delivery”). The date of completion of such delivery is referred to as “date of delivery” in the Supplementary Agreement.

4.2 On the date of delivery, the Target Company shall deliver the following documents to Party A:

(a) The original capital verification report issued by an accounting firm registered in China on the increase of registered capital and paid-in situation of the Target Company;

(b) The original of capital contribution certificate signed by legal representative of the Target Company and affixed with the official seal of the Target Company, which lists the equities that all shareholders hold in the Target Company and the ratio; copy of the new business license with official seal of the Target Company; a copy (copies) of the updated register of shareholders of the Target Company, and the original for Party A to check. Party A has been registered as a shareholder of the Target Company in the register of shareholders.

ARTICLE 5 RESTRUCTURING OF THE TARGET COMPANY

After entering into the Supplementary Agreement, the Target Company shall launch the following restructuring with a view to ensure eligible listing (as defined below):

5.1 The Target Company shall, prior to March 31, 2021, complete the acquisition of all shares of Baoding Tongmei Xtal Manufacturing Co., Ltd., Chaoyang Tongmei Xtal Technology Co., Ltd., Chaoyang Jinmei Gallium Co., Ltd., Beijing Boyu Semiconductor Vessel Craftwork Technology Co., Ltd. (including two holding subsidiaries affiliated to it, i.e., Boyu (Tianjin) Semiconductor Materials Co., Ltd. and Boyu (Chaoyang) Semiconductor Technology Co., Ltd.) and Nanjing Jinmei Gallium Co., Ltd. (including 25% equities of Xiaoyi Xing’an Gallium Co., Ltd. it holds) and go through the registration of industrial and commercial changes. As a result, Baoding

Tongmei Xtal Manufacturing Co., Ltd., Chaoyang Tongmei Xtal Technology Co., Ltd., Chaoyang Jinmei Gallium Co., Ltd., Beijing Boyu Semiconductor Vessel Craftwork Technology Co., Ltd. and Nanjing Jinmei Gallium Co., Ltd. have become wholly-owned subsidiaries of the Target Company, and the Target Company has become the only subject for the control and IPO (in the future) that AXT, INC. (a crystal technology company in the US) implements in China.

5.2 The Target Company shall hold a wholly-owned subsidiary in the United States prior to March 31, 2021. The U.S. subsidiary shall assume responsibility for the sales of overseas customers, take over the personnel of the controlling shareholder- AXT, INC. and afford the personnel expenses (except for the personnel expenses required to maintain the controlling shareholder's listing status in the US), in order that the sales of the Target Company - AXT, INC. and its subsidiaries are all conducted via the Target Company and its subsidiaries, and the sales price of the Target Company and its subsidiaries shall be close to the consignment price of the controlling shareholder - AXT, INC.

ARTICLE 6 VALUATION ADJUSTMENT

6.1 The capital increase price of this round of capital increase is determined based on the assets, personnel and business size of the Target Company upon completion of the restructuring of the Target Company as specified in Article 5.1 of the Supplementary Agreement. If there is any change in the restructuring scope of the Target Company prescribed in Article 5.1 of the Supplementary Agreement, Party B shall inform Party A in written form within five working days from the date of change, and Party A shall be entitled to reasonably adjust the investment valuation in principle of good faith based on the assets, personnel and business size of the changed restructuring scope, and adjust the capital increase price accordingly. Adjusted price = price prior to adjustment * operating income of adjusted assets under the combined caliber/operating income of assets prior to adjustment under simulated consolidation scope. Adjustment methods include, without limitation, increasing Party A's shareholding ratio in the Target Company, giving equity or cash compensation to Party B and/or Party C, etc.

6.2 In the case that the change of the restructuring scope of the Target Company results in decrease of over 20% in the operating income under the consolidation scope or is not recognized by Party A, Party A shall be entitled to unilaterally decide to rescind the Capital Increase Agreement, and the Target Company shall return the investment funds actually paid by Party A.

ARTICLE 7 ARRANGEMENTS DURING TRANSITION PERIOD

7.1 The period from the date of entering into the Capital Increase Agreement to the completion for industrial and commercial change for the restructuring of the Target Company as specified in the Supplementary Agreement is referred to as “transition period”.

7.2 Party B and Party C undertake to ensure that the Target Company and its subsidiaries (including the companies that the Target Company intends to restructure as specified in Article 5.1 of this Agreement, similarly hereinafter) operate pursuant to the normal business operation mode that conforms to laws and past practices during the transition period.

7.3 During the transition period, when the business assets of the Target Company and its subsidiaries has a major unfavorable change described in 6.2,  Party A shall be entitled to start the valuation adjustment mechanism pursuant to Article 6 of the Supplementary Agreement or cancel the Capital Increase Agreement unilaterally. In such case, the Target Company shall refund Party A the investment having been paid.

ARTICLE 8 EQUITY REPURCHASE

8.1 Qualified listing

The Parties shall do their utmost to urge the Target Company to complete the initial public offering of shares and be listed on the domestic stock exchange (hereinafter referred to as "eligible listing" or "IPO") prior to December 31, 2022 (or other date consented by the Parties through consensus and written consent, hereinafter referred to as “expected completion date of listing”).

With a view to complete the eligible listing of the Target Company, the Parties consent to cooperate with the Target Company in taking or urging other parties to take all essential and appropriate actions, making or urging other parties to do all essential or appropriate behaviors and offer all corresponding assistance and cooperation, including, without limitation, the revision, alteration and termination of relevant clauses of the Supplementary Agreement, in line with the review requirements of the stock exchange, China Securities Regulatory Commission and other regulatory authorities.

8.2 Equity Repurchase

Where the Target Company is under any of the following circumstances, Party C shall repurchase part or all of the equity of the Target Company held by Party A as required by Party A:

(1) Where the Company fails to achieve IPO by the expected date of completion. If the Company’s IPO declaration material has been formally accepted by the securities regulatory authority or stock exchange and is under audit, the repurchase launch occasion agreed in this provision shall be postponed to the date when the Company fails in the audit/registration in securities regulatory authority or stock exchange with respect to the IPO application or withdraws the IPO declaration materials.

(2) Equity repurchase under other circumstances:

1) There are major changes in the main business of the Target Company, which has resulted in substantial obstacles to the IPO listing of the Company;

2) The Target Company has an associated transaction or guarantee that may generate material adverse effect on Party A’s interests with associated parties by violating the articles of association;

3) Before the IPO of the Target Company, the controlling shareholder and its concerted actors control the equity ratio of the Target Company less than 51% or lose control of the Company in other ways;

4) Where Party C is subjected to any hostile acquisition or attempt to change Party C’s control power initiated by any subject or person, Party C’s Board of Directors, without prejudice to director's loyalty, diligence and fiduciary duties under laws of the US, fails to response to it by taking the actions (e.g. issuing securities with voting right or any other nature of priority rights) according to relevant provisions of applicable law, registered certificate and the articles of association, causing material changes in Party C’s shareholding structure, Board of Directors and management.

5) Party C or the Target Company and its subsidiaries have seriously dishonored their commitments and warranties or violated other obligations under the Capital Increase Agreement and the Supplementary Agreement,

and besides, they fail to correct and make up for their breach within the reasonable time limit indicated by the written notice sent by Party A which reasonably requires them to correct the breach.

(3) Party A shall submit a repurchase request to Party C in written form within fifteen (15) days from the date of the repurchase prescribed in this Article, in order that Party C are provided with sufficient time to make repurchase arrangements.

(4) Party C shall, within ninety (90) days after Party A raises the repurchase request in written form, enter into an equity transfer agreement with Party A, and fully pay the corresponding equity repurchase price within the period indicated in the relevant repurchase legal documents.

8.3 Calculation Method of Equity Repurchase Price

The equity repurchase price of the Target Company is the investment fund actually paid by Party A when it acquires the equity.

8.4 The Parties further consent that, in the case that the Target Company fails to complete the listing prior to the expected completion date of listing, Party C shall also be entitled to send a repurchase notice to Party A in written form, and repurchase all the equity of the Target Company held by Party A at the price prescribed in Article 8.3 of the Supplementary Agreement.

ARTICLE 9 EQUITY TRANSFER

9.1 Restrictions on Equity Transfer

(1) Under no circumstances shall Party A directly or indirectly transfer any corporate equity to an entity (“competitor”) or its affiliated party that maintains a competitive relationship with the business of the Target Company unless it acquires the written consent of the Target Company ahead of time.

(2) Within one year after the eligible listing of the Target Company (or longer period provided by applicable laws and regulations), Party A shall not transfer or entrust others to manage the shares of the Target Company held by it in any form, nor propose that the Target Company repurchase the shares of the Target Company held by it. Upon expiration of the aforesaid time limit, the shares of the Target Company held by Party A can be traded in the relevant market, except for those prohibited from being sold in accordance with the mandatory provisions of applicable laws, and the transaction shall strictly follow laws, administrative regulations, departmental rules, normative documents and relevant regulations of regulatory authorities such as exchanges, and corresponding information disclosure obligations shall be fulfilled.

9.2 Preemptive Rights

In the case that the controlling shareholder plans to transfer all or part of the Company's equity to a third party after the capital increase is accomplished and prior to the IPO of the Target Company, the controlling shareholder shall inform Party A of the above transfer matters beforehand in writing, and Party A shall be entitled to the preemptive right under the same conditions.

Despite the foregoing agreement, (1) the equity transfer arising out of the employee incentive plan as implemented by the Target Company; (2) He Junfang’s transfer of some equities of the Target Company he holds via its controlled Beijing Bomeilian Special Ceramics Co., Ltd. or other subject after the restructuring specified in the Supplementary Agreement (the transfer price of every RMB 1 registered capital shall be no lower than the RMB 1 registered capital price corresponding to the capital increase this time) is not subject to the aforesaid preemptive right. Party A agrees to waive the preemptive right.

9.3 Priority right to sell

In the case that the controlling shareholder, as the transferring shareholder, plans to transfer the corporate equity held by it to a third party (hereinafter referred to as the “transferee”) other than the rest shareholders (except for transferring the corporate equity held by it incurred by the execution of the Company's employee incentive plan), and Party A does not exercise the preemptive right as indicated in Article 9.2 of the Supplementary Agreement, Party A shall be entitled to send a written notice (hereinafter referred to as the “notice of priority right to sell”) to the controlling shareholder within twenty (20) working days upon receipt of the transfer notice, requiring to sell the Company’s equities that Party A holds at the date thereof to a third  party in priority at the same price and under the same terms and conditions as those of the controlling shareholder's transfer of equity to a third  party (hereinafter referred to as “the priority right to sell”), and specify the proportion of the equity to be transferred to the registered capital in the notice of priority right to sell. In such case, the controlling shareholder shall promote the third party’s agreement on the acceptance of Party A’s equities.

In the event that Party A fails to issue a notice of priority right to sell within the above time limit, or exercises the preemptive right pursuant to Article 9.2 of the Supplementary Agreement, it shall be deemed that Party A has waived exercising the priority right to sell.

ARTICLE 10 ANTI-DILUTION

10.1 After the capital increase is accomplished, in the case that the Target Company increases its registered capital, under the same conditions, Party A shall be entitled to the priority to subscribe based on the proportion of its paid-in capital contribution at that time, except for the newly added/issued registered capital for implementing the employee incentive plan of the Target Company,.

10.2 Subject to the Supplementary Agreement, upon completion of this round of capital increase, if Party B increases in capital and share at a price lower than the price per share when Party A invests in Party B, Party A, according to the following agreement of this article, adjust the unit price of the Company’s equities it holds by means of “generalized weighted average” (“adjusted price”), so that the price per share of all equity held by Party A in the Company shall not be higher than the price per share of the newly-added registered capital subscribed by the new investors in the rear round of financing (“anti-dilution adjustment”), and adjust the equity ratio obtained by the previous investment accordingly in accordance with 10.3 herein Party A's price per share shall be adjusted accordingly under the circumstances of share split, dividend payment, joint stock and restructuring.

Adjusted price = OCP * (OS + (NP/OCP))/(OS + NS)

Registered capital amount that Party A holds after the adjustment = Total price of shares that Party A obtains/adjusted price

OCP= Price of every RMB of registered capital to the Company’s equities that Party A holds prior to anti-dilution adjustment

OS= Sum of the Company’s registered capital before subsequent capital increase and the registered capital that can be obtained by exercising the option

NP= Corresponding total investment in the Company’s subsequent capital increase

NS= Corresponding newly increased registered capital for the Company’s subsequent capital increase

10.3 Upon completion of this round of capital increase and prior to the IPO of the Target Company, when it is necessary to make anti-dilution adjustment, Party A shall be entitled to require the Target Company and the controlling shareholder to compensate Party A's equity, and the measures that can be selected include: (i) under the premise permitted by law, Party A subscribes for the newly-increased registered capital of the Company at the nominal consideration of RMB 1 yuan or at the lowest price provided by law; (ii) under the premise permitted by law, the controlling shareholder transfers the equity required for adjustment to Party A at the nominal consideration of RMB 1 yuan or at the lowest price provided by law; (iii) equity compensation methods provided by other laws.

10.4 Where the Target Company has one or multiple rounds of subsequent financing after the accomplishment of capital increase and before IPO of the Company, it shall calculate the equity compensation proportion respectively as per 10.3 herein for every round of financing.

ARTICLE 11 RIGHT TO KNOW

11.1 Upon completion of the capital increase, Party A shall be entitled to consult the Articles of Association, minutes of Shareholders’ meetings, resolutions of the Board of Directors and minutes of meetings, resolutions of the Board of Supervisors and minutes of meetings, and financial and accounting reports, provided that the capital increase complies with relevant domestic and foreign laws and regulations and regulatory rules.

ARTICLE 12 GOVERNANCE OF THE COMPANY

12.1 Upon completion of the capital increase, the Target Company shall hold a Directors’ meeting and invite all Directors to attend as stipulated in the Articles of Association. The resolutions of the Board of Directors shall be approved by more than half of all Directors, including but not limited to the following contents:

(1) Formulation and modification of the Company’s Articles of Association;

(2) Formulation of the Company’s major business policy and investment plan;

(3) Formulation of the Company’s annual financial budget and accounting plan;

(4) Formulation of the Company’s profits distribution scheme and loss recovery plan;

(5)The Company’s increase or decrease of its registered capital, issuance of bonds or other securities, and plans for listing;

(6) The Company’s external acquisition, sale of material assets, annexation, merger, reorganization, overseas investment, establishment of a joint venture, dissolution or liquidation;

(7) Approval, modification and management of employee equity incentive plan or employee stock ownership plan in any other form;

(8) A single guarantee amount exceeds 10% of the Company’s latest audited net assets;

(9) The total amount of external guarantee provided by the Company and its holding subsidiaries reaches or exceeds any guarantee provided after 50% of the Company’s latest audited net assets;

(10) The guarantee provided for the guarantee object whose asset-liability ratio exceeds 70%;

(11) The guarantee provided for the Controlling Shareholder and its affiliates.

ARTICLE 13 COMMITMENTS, REPRESENTATIONS AND WARRANTIES

13.1 Representations and warranties of Party A:

(1) Party A is legally established and effectively exists in accordance with Chinese laws. Party A and its Shareholders are not classified as the “three types of shareholders” such as contractual private equity funds, asset management plans, and trust plans, and have the shareholder qualification stipulated by laws and regulations.

(2) Party A has independent legal status and full capacity for civil conduct to sign and perform the Supplementary Agreement and can act independently as a litigation subject.

(3) Party A has obtained all authorizations, approvals or registrations necessary for it to execute, deliver and perform the Supplementary Agreement and complete the transactions hereunder. The execution and performance hereof by Party A shall not violate the provisions of any relevant laws, regulations and normative documents or the clauses of any material contractual documents binding upon it.

(4) Party A has prepared sufficient funds for this capital increase and the source of funds is true and legal.

13.2 Representations and warranties of Party B and Party C (except for the circumstance having been disclosed to Party A):

(1) The execution and performance hereof by Party B and Party C have been internally approved and authorized, and such authorization document has been provided for Party A;

(2) Party B and Party C have independent legal status and full capacity for civil conduct to sign and perform the Supplementary Agreement and can act independently as a litigation subject.

(3) Party B and Party C commit that they have obtained all the authorization, approval or filing necessary for the execution and performance hereof and the completion of the transactions hereunder. The execution hereof by Party B and Party C and the performance of their obligations hereunder shall not violate any agreement entered into individually or jointly as a party or the provisions of any relevant laws, regulations and normative documents or the clauses of any material contractual documents binding upon them.

(4) As of the date of execution hereof, in the event that Party C is subjected to any hostile takeover or attempt to change Party C’s control right initiated by any entity or person, Party C’s Board of Directors, without prejudice to director's loyalty, diligence and fiduciary duties under laws of the US, shall response to it by taking the actions (e.g. issuing securities with voting right or any other nature of priority rights) according to relevant provisions of applicable law, registered certificate and the articles of association, so as to avoid material changes to Party C’s shareholding structure, Board of Directors and management..

(5) As of the date of execution hereof, Party C shall neither operate, directly or indirectly, or for others, any business that is identical to, similar to or in competition with the Company’s main business, nor cause an adverse impact on the Company’s completion of the IPO on account of the matters related to horizontal competition.

(6) As of the date of execution hereof, Party B and Party C shall further regulate and reduce affiliated transactions, and shall not cause an adverse impact on the Company’s completion of the IPO on account of such transactions.

(7) The Target Company has not provided guarantees, loans or loans in disguise to the Controlling Shareholder or its affiliates or any third party, and there is neither mortgage, pledge, lien or other forms of guarantee or counter-

guarantee for important assets such as equity, real estate, land use rights, trademarks and patents, or other forms of contingent debts, liabilities or obligations. The execution and performance hereof will not entitle the Creditors of the Target Company (including, but not limited to, the lending bank) to declare that the debt is maturing prematurely or to demand guarantees or increased interest or otherwise to change the terms and conditions of the debt.

(8) The Target Company is not involved in any material claim, lawsuit, arbitration, judicial investigation, administrative investigation or punishment, and the Controlling Shareholder is not involved in any material claim, lawsuit, arbitration, judicial investigation, administrative investigation or punishment concerning the Target Company. The Directors and Senior Managers of the Target Company are not involved in any material claim, lawsuit, arbitration, judicial investigation, administrative investigation or punishment as a result of the acts of the Target Company, and the Controlling Shareholder is not involved in any material claim, lawsuit, arbitration, judicial investigation, administrative investigation or punishment concerning the Directors and Senior Managers of the Target Company.

(9) On the signing date and the closing date hereof, the important agreements (including business, lease, loan and mortgage agreements) being executed by the Target Company shall be legal, valid and binding upon the relevant Parties. The important and ongoing affiliated transaction agreements made and concluded by and among the Target Company and the affiliates have complied with legal procedures and been disclosed to Party A. There is no circumstance that may cause the Target Company to be liable for breach of contract or indemnify the other Party, and there is no breach of contract which may have a material adverse effect on the Target Company. The agreements and contracts between the Target Company and third parties have been or will be performed in full and legally, and there is no circumstance where the Target Company shall bear major liabilities to any third party for any of its acts prior to the date of execution hereof.

(10) The Target Company has duly submitted a true and complete tax return to the Chinese tax authorities. The Target Company and its affiliates have paid in full the taxes (including, but not limited to, enterprise income tax, business tax, value-added tax, etc.) payable prior to the date of execution hereof in accordance with applicable Chinese tax laws, regulations and normative documents. The Target Company does not receive any notice of challenge, investigation or punishment from the government authorities concerning tax matters.

(11) All rights and interests in the intellectual property rights owned by the Target Company are legal without infringing the intellectual property rights of others. The important intellectual property rights of the Target Company are not involved in dispute, claim or any mortgage, pledge or other guarantee rights or restrictions.

(12) The Target Company has established legal labor relations with its employees without any major disputes, as well as the corresponding arbitration or litigation procedures. The Target Company and its subsidiaries have paid the social insurance premium, housing provident fund and other fees payable by the employees in accordance with applicable laws prior to the date of execution hereof.

(13) The restructuring agreed in ARTICLE 5.1 hereof by the Target Company will not materially and adversely affect its business, assets, personnel integrity and independence.

(14) Within 4 months after the end of each financial year, Party B and Party C commit to submit to Party A the Target Company’s audit report of the previous year; the Target Company shall, within 15 days prior to the beginning of each financial year, provide Party A with the plans for annual operation, annual budget and investment of the following year; the annual audit of the Target Company shall be conducted by an accounting firm registered in China.

(15) This Agreement shall be legally binding up Party B and Party C once it comes into force,

ARTICLE 14 TERMINATION OF SPECIAL STIPULATIONS

14.1 The Supplementary Agreement shall terminate automatically on the date when the Target Company formally submits IPO application materials to China Securities Regulatory Commission (CSRC) or the stock exchange.

ARTICLE 15 MISCELLANEOUS

15.1It is agreed by the Parties hereto that the Supplementary Agreement shall constitute an integral part of the Capital Increase Agreement and shall prevail in case of any inconsistency between the Supplementary Agreement and the Capital Increase Agreement. In case of any unfinished matters in the Supplementary Agreement, the provisions of the Capital Increase Agreement shall prevail.

15.2The Supplementary Agreement shall take effect on the date of execution by the Parties hereto.

15.3According to the needs of the change of business registration, the Parties agree to cooperate with each other to, in accordance with the format required by the industrial and commercial administration department, separately enter into a simplified Capital Increase

Agreement (the “Format Version”) concerning the capital increase. In case of any conflict or inconsistency between the Format Version and the Capital Increase Agreement or the Supplementary Agreement, the provisions of the Capital Increase Agreement and the Supplementary Agreement shall prevail.

15.4The Supplementary Agreement is made in triplicate, with each Party holding one copy. Each copy shall be equally authentic.

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(No text on this page, and only for the signature of Supplementary Agreement to Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. among Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., Beijing Tongmei Xtal Technology Co., Ltd. and AXT, INC.)

Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., (Seal)

Legal representative or authorized representative (signature):

(No text on this page, and only for the signature of Supplementary Agreement to Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. among Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., Beijing Tongmei Xtal Technology Co., Ltd. and AXT, INC.)

Beijing Tongmei Xtal Technology Co., Ltd. (Seal)

Legal representative or authorized representative (signature):

(No text on this page, and only for the signature of Supplementary Agreement to Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. among Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., Beijing Tongmei Xtal Technology Co., Ltd. and AXT, INC.)

AXT, INC.

Authorized representative (signature):